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                                                                 EXHIBIT 99.1(g)


                  MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

                            Establishment and Designation

                                          Of

                        Class A Shares and Class B Shares of
                              Beneficial Interest of the
                           Series Designated Merrill Lynch
                    Massachusetts Municipal Bond Fund of the Trust


               The undersigned, being a majority of the Trustees of Merrill Lynch Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust") , acting pursuant to Section 6.2 of the De-claration of Trust, as amended, dated August 2, 1985 (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Series designated "Merrill Lynch Massachusetts Municipal Bond Fund" (the "Fund") of the Trust, par value $. 10 per share ("Shares"), to create two classes of Shares, within the meaning of said section 6.2, as follows:

               1. The two classes of Shares are designated "Class A Shares" and "Class B Shares".

               2. Class A Shares and Class B Shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

               3.   The purchase price of Class A Shares and Class B Shares,
                    the method of determination of net asset value of Class A Shares and Class B Shares, the price, terms and manner of redemption of Class A Shares and Class B Shares, and the relative dividend rights of holders of Class A Shares and Class B Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the cur-rently effective prospectus and statement of additional information of the Trust relating to the Fund, as amended from time to time, under the Securities Act of 1933, as amended.
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              IN WITNESS WHEREOF, the undersigned, have signed this instru-
         ment in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 31st day of July, 1990.



         /s/  Kenneth S. Axelson              /s/ Andre F. Perold
         -----------------------              ---------------------
         Kenneth S. Axelson                   Andre F. Perold
         75 Jameson Point Road                Dillon House 34
         Rockland, Maine 04841                Soldiers Field Road
                                              Boston, Massachusetts 02163




         /s/ Herbert I. London                /s/ Arthur Zeikel
         -----------------------              ---------------------
         Herbert I. London                    Arthur Zeikel
         New York University-                 Box 9011
           Gallatin Division                  Princeton New Jersey 08543-9011
         715 Broadway
         New York, New York 10003


         /s/ Joseph L. May
         -----------------------
         Joseph L. May
         P.O. Box 3050
         Nashville, Tennessee 37219


              The Declaration of Trust establishing Merrill Lynch Multi-State Municipal Series Trust, dated August 2, 1985, a copy of which, together with all amendments thereto (the "Declaration") , is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of "Merrill Lynch Multi-State Municipal Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Multi-State Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.

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